EXHIBIT 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation
John B. Henneman, III                    Investor Relations:
Corporate Vice President,                 Angela Steinway
Finance and Administration,                 (609) 936-2268
and Chief Financial Officer
(609) 275-0500     angela.steinway@integralife.com

Integra LifeSciences Holdings Corporation
Announces Changes to its Board of Directors

Plainsboro, NJ / March 18, 2013 / -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced the following changes to its Board composition:

•	The Board of Directors appointed Mr. Lloyd W. Howell, Jr. as a Director of the Company, effective today, which will return the Board to 10 total members.

•	Director Anne VanLent has decided not to seek re-election to Integra's Board of Directors, but will continue to serve until her current term expires.

•	The Board nominated Ms. Barbara Hill for election as a Director at the 2013 annual meeting of stockholders scheduled for May 22, 2013.

Stuart Essig, Chairman of Integra's Board of Directors, stated, "I am pleased that Mr. Howell has agreed to join our Board of Directors. Lloyd is a seasoned senior executive with extensive financial expertise. His management and leadership experience make him a great addition to the Board.”
Mr. Howell is an Executive Vice President at Booz Allen Hamilton, where he has held a variety of leadership positions since originally joining the firm in 1988 as a consultant.  He serves as the Civil Market Group Leader of Booz Allen Hamilton.  Additionally, Mr. Howell serves on the firm's Executive Management Committee and chairs the Ethics and Compliance Committee.  From 2009 to 2013, he served as the Client Service Officer of the Financial Services Account in the Civil Market at Booz Allen Hamilton where he led the business in delivering the firm's strategic, technology and analytics capabilities and service offerings to both the federal and private sectors.  From April 2005 to April 2009, he served as the Strategy and Organization's Capability Leader at Booz Allen Hamilton, a group that he has been a member of since 1995.  Prior to that, from 1993 to 1995, he worked at Goldman Sachs as an Associate in their Investment Banking Division.  Mr. Howell is a board member of the United Negro College Fund, Partnership for Public Service, Capital Partners for Education, Management Leadership for Tomorrow and the Committee for Economic Development.  Mr. Howell received a B.S. in Electrical Engineering from the University of Pennsylvania and an M.B.A. from Harvard University.
“We are grateful to Anne for her long and valuable service to Integra over the past nine years,” said Peter Arduini, President, Chief Executive Officer and Director.  “She has made significant contributions to the Company during her tenure on the Board and its Audit Committee, and will be missed.”
The Board has nominated Ms. Barbara B. Hill for election as a Director of the Company at the 2013 annual meeting of stockholders to fill the vacancy that will be left by Ms. VanLent's departure. Ms. Hill is currently an Operating Partner of Moelis Capital Partners, a private equity firm, where she focuses on healthcare-related investments and providing strategic operating support for its healthcare portfolio companies. She has served as an Operating Partner of Moelis Capital Partners since March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, from August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts,

Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna, and the Johns Hopkins Health System.  She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups.  Currently, she serves as a board member as well as a member of the audit and compensation committees of St. Jude Medical Corporation, a medical device company. In addition, Ms. Hill serves as a board member of Revera Inc., a Canadian company operating senior facilities throughout Canada and the U.S. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University.
"Ms. Hill will bring a wealth of experience, which will help guide us through a critical period of transformation for both Integra and the health care industry,” Mr. Essig stated.

About Integra
Integra LifeSciences, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedics, neurosurgery, spine, reconstructive and general surgery. For more information, please visit www.integralife.com.